Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EQUITY BANCSHARES, INC.,

RED RIVER MERGER SUB, INC.

AND

NBC CORP. OF OKLAHOMA

Dated as of April 2, 2025

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXHIBITS

Exhibit A	Form of NBC Shareholder Consent

Exhibit B	Form of Director Support Agreement

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Bank Merger Agreement

Exhibit E	Form of Registration Rights Agreement

Exhibit F	Form of Director Release

Exhibit G	Form of Officer Release

Exhibit H	Form of Employment Agreement

Exhibit I	Form of DDCP Cancellation Agreement

Exhibit J	Form of SPP Cancellation Agreement

Exhibit K	Form of Accredited Investor Questionnaire

SCHEDULES

NBC Confidential Schedules

EQBK Confidential Schedules

-vi-

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of April 2, 2025, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Red River Merger Sub, Inc. (“Merger Sub”), an Oklahoma corporation and wholly-owned subsidiary of EQBK, and NBC Corp. of Oklahoma (“NBC”), an Oklahoma corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, NBC owns all of the common stock of NBC Oklahoma, an Oklahoma state bank with its principal office in Oklahoma City, Oklahoma (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of NBC (the “NBC Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which EQBK will, on the terms and subject to the conditions set forth in this Agreement, acquire NBC for a combination of cash and stock in accordance with the terms of this Agreement, through the merger of Merger Sub with and into NBC (the “Merger”), with NBC surviving as a wholly-owned subsidiary of EQBK;

WHEREAS, immediately following, and in connection with and an integral part of, the Merger, EQBK will cause NBC to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, the shareholders of NBC have each entered into the NBC Shareholder Consent, whereby such shareholders of NBC have approved this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, each of the directors of NBC have entered into Director Support Agreements in the form attached hereto as Exhibit B (the “Director Support Agreement”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain shareholders of NBC have each entered into a Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”), whereby such shareholders of NBC have agreed to vote the shares of NBC Stock owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, it is intended that the Integrated Mergers together will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations §§1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into NBC. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into NBC in accordance with Section 1081 of the Oklahoma General Corporation Act (the “OGCA”). NBC will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the OGCA. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in the OGCA. The name of the Surviving Corporation will be “NBC Corp. of Oklahoma.”

Section 1.03 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of NBC, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, NBC or any holder of record of the following securities:

(a) Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock” and together with the EQBK Class A Stock, the “EQBK Stock”) issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each share of (i) voting common stock, par value $0.10 per share, of NBC (the “NBC Voting Stock”), and (ii) non-voting common stock, par value $0.10 per share, of NBC (the “NBC Non-Voting Stock” and together with the NBC Voting Stock, the “NBC Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:

(i) a number of shares of EQBK Class A Stock equal to the Exchange Ratio; and

(ii) the Per Share Cash Amount (the aggregate consideration described in clauses (i) and (ii), such per share amount, the “Per Share Merger Consideration,” and in the aggregate for all holders of NBC Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(c) At the Effective Time, each share of NBC Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of NBC Stock shall thereafter cease to have any rights with respect to such shares of NBC Stock, except the right to receive the Per Share Merger Consideration for such shares.

(d) Any shares of NBC Stock that are owned immediately prior to the Effective Time by NBC (including treasury stock), EQBK or their respective Subsidiaries (other than (i) shares of NBC Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of NBC Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(e) No certificates representing a fractional share of EQBK Class A Stock shall be issued by EQBK. In lieu of any fractional share, each holder of NBC Stock entitled to a fractional share, upon surrender of such shares of NBC Stock, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by the closing price of EQBK Class A Stock as of the Calculation Date.

(f) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of NBC Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

(g) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(h) NBC understands that the EQBK Class A Stock to be issued hereunder will not be registered under the Securities Act pursuant to exemptions set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder (“Rule 506”). NBC understands and agrees that in order to comply with the requirements of Rule 506, (1) each shareholder of NBC, other than a Dissenting Shareholder, must sign and deliver to EQBK the NBC Shareholder Consent and an Accredited Investor Questionnaire, substantially in the form attached hereto as Exhibit K (the “AI Questionnaire”) delivered to EQBK. The parties understand and agree that the shares of EQBK Class A Stock issued pursuant to this Agreement cannot be resold unless they are registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available, and that there will be placed on the certificates representing the EQBK Class A Stock issued pursuant to this Agreement a legend to that effect. If the safe harbor of Rule 506 is not available or if reliance thereon as described in this Section 1.05(h) would prevent the parties from obtaining any required regulatory approval, the parties will cooperate to determine a commercially reasonable alternative exemption that can be relied upon or alternative structure that will allow the Merger to be completed on the terms set forth herein.

Section 1.06 Calculation of Consideration. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Adjusted Equity” means the NBC Equity as adjusted to reflect the payment of or accrual for all NBC Merger Costs.

(b) “Adjusted Cash Amount” shall be calculated first by subtracting the Equity Adjustment from $19,100,000, the resulting amount is referred to herein as the “Operations Adjusted Amount.” Once the Operations Adjusted Amount is calculated, the Securities Portfolio Cost shall be subtracted from the Operations Adjusted Amount, the resulting amount is the Adjusted Cash Amount.

(c) “Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.

(d) “NBC Equity” means the sum of NBC’s capital, surplus, and retained earnings accounts less all intangible assets, calculated as of the Calculation Date and in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied; provided that NBC Equity does not include the Final Value as calculated under NBC Confidential Schedule 1.06(f).

(e) “NBC Merger Costs” means, to the extent not already reflected in the NBC Equity as of the Calculation Date, (i) the cost of terminating any employment related agreements and obligations (including, without limitation, any non-competition agreements, phantom stock agreements, or equity based plans, including, without limitation, the DDCP and the SPP), including, without limitation, the employer’s share of any applicable payroll or employment taxes arising from any amounts payable in connection with the termination of such agreements and obligations; (ii) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by NBC; (iii) the payments owed by NBC to those employees and in such amounts listed on NBC Confidential Schedule 1.06(e)(iii), including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments not being paid by EQBK (all of which shall be reflected on NBC Confidential Schedule 1.06(e)(iii) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount), and the employer’s share of any applicable payroll or employment taxes arising in connection with such payments; (iv) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of a Retirement Plan; (v) any federal or state income Tax obligations, franchise Tax obligations or property Tax obligations incurred prior to the Effective Time; (vi) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by NBC in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.14 hereof; (vii) a mutually agreeable estimate of the cost of preparing the federal and state Tax Returns of NBC for the period from January 1, 2025 through the Closing Date; (viii) any amounts required to be added to NBC’s allowance for loan losses to comply with Section 5.04(k); (ix) any dividends (whether paid or declared) by NBC shall have been recorded by NBC as a reduction of Adjusted Equity; (x) the impact of the disposition of the assets as required by Section 5.04(o); and (xi) any other amounts mutually agreed upon in writing by EQBK and NBC. For the avoidance of doubt, NBC shall pay or fully accrue all NBC Merger Costs as of the Calculation Date, including mutually agreeable estimates of all NBC Merger Costs to be paid after the Calculation Date, and all NBC’s accrued Tax liabilities and expenses as of the Calculation Date shall be calculated for purposes of the Adjusted Equity after distribution of all such NBC Merger Costs.

(f) “Securities Portfolio Cost” shall be calculated in accordance with NBC Confidential Schedule 1.06(f);

(g) “Equity Adjustment” means the product of (i) 1.60 multiplied by (ii) the difference of (A) Minimum Equity, minus (B) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(h) “Exchange Ratio” means 3.219 shares of EQBK Class A Stock.

(i) “Minimum Equity” means $75,697,000; provided that Minimum Equity does not include the Final Value as calculated under NBC Confidential Schedule 1.06(f).

(j) “Per Share Cash Amount” means the amount equal to the quotient of (A) the Adjusted Cash Amount, divided by (B) the number of the shares of NBC Stock outstanding immediately prior to the Effective Time, except for the Cancelled Shares.

Section 1.07 Exchange Procedures.

(a) Prior to the Effective Time, EQBK shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder, which may be Equity Bank.

(b) At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.07, (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate Per Share Merger Consideration and (B) cash in lieu of any fractional shares (such shares of EQBK Class A Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).

(c) At least ten (10) Business Days prior to the Effective Time, and subject to the receipt by the Exchange Agent of a list of NBC’s shareholders in a format that is reasonably acceptable to the Exchange Agent, EQBK shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of NBC Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of NBC Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of NBC Stock of a bond in such amount as EQBK or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Share Merger Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.

The NBC shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then EQBK will cause the Exchange Agent to notify that NBC shareholder promptly of the need for further information or documentation.

(d) As promptly as practicable, but within five (5) Business Days after the Effective Time and the surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, the Exchange Agent shall deliver to such holder of NBC Stock the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each share of NBC Stock represented by the Certificate, and each Certificate surrendered will be canceled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. Notwithstanding the foregoing, the Exchange Agent will pay the Per Share Cash Amount no later than the day after which the Effective Time occurs to any holder of NBC Stock from whom a properly completed and executed Letter of Transmittal is received at least two (2) Business Days before the Effective Time by, at the option of such holder (A) delivery of a bank cashier’s check payable to such holder, or (B) by wire transfer of immediately available funds to an account designated by such holder.

(e) No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of EQBK Class A Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing NBC Stock prior to the Effective Time that is not registered in the stock transfer records of NBC, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such NBC Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(g) EQBK and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any Per Share Merger Consideration otherwise payable pursuant to this Agreement to any Person such amounts as EQBK or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld by EQBK or the Exchange Agent, as the case may be, and such amounts shall be (i) remitted to the appropriate Governmental Entity, and (ii) treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of NBC at the expiration of six (6) months after the Effective Time shall be paid to EQBK. In such event, any former shareholders of NBC who have not theretofore complied with this Section 1.07 shall thereafter look only to EQBK with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Corporation or the Exchange Agent shall be liable to a holder of NBC Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall (and shall cause its Affiliates to) use its reasonable best efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.09 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of NBC Stock as a result of such modification, (ii) the after tax consideration to be paid to the holders of NBC Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.10 Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 1091 of the OGCA (a “Dissenting Shareholder”) with respect to any shares of NBC Stock held by such Dissenting Shareholder (“Dissenting Shares”) shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Shareholder shall have effectively withdrawn (in accordance with the applicable provisions of the OGCA) or lost such Person’s right to appraisal under the OGCA with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively so withdrawn or lost such Dissenting Shareholder’s right to appraisal under the OGCA with respect to Dissenting Shares, such Dissenting Shareholder shall be entitled to receive only payment of the fair value of such Dissenting Shares as required by Section 1091 of the OGCA (including any interest thereon and related costs, if any, required to be paid in accordance with Section 1091 of the OGCA). NBC shall give EQBK (i) prompt written notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by NBC prior to the Effective Time in accordance with the provisions of Section 1091 of the OGCA relating to NBC shareholders’ appraisal rights and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by NBC shareholders under Section 1091 of the OGCA. NBC shall not, except with the prior written consent of EQBK (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such dissent or demands for payment of fair value, offer to settle or settle any such demands. Any payment required to be made with respect to the Dissenting Shares shall be made by EQBK. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).

(b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to appraisal under the OGCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of NBC Stock shall no longer be Dissenting Shares and shall be automatically converted into the right to receive the Per Share Merger Consideration, without interest, as set forth in this Article I, it being understood that surrender of the Certificate representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby.

Section 1.11 DDCP and SPP; Salary Continuation Plan.

(a) Prior to the Effective Time, NBC shall take all requisite action to terminate the DDCP and the SPP so that, at or before the Effective Time, each DSU and PSU (or portion thereof) that is outstanding and unsettled shall (i) become fully vested (to the extent not then vested) effective immediately prior to the Effective Time, and (ii) shall, by virtue of the Merger and without any action on the part of the holder thereof be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the DDCP Cash Out Amount or the SPP Cash Out Amount, less any Taxes required to be withheld. At or prior to the Effective Time, NBC, the NBC Board, and the compensation committee of such board, as applicable, shall (i) adopt any resolutions and take any actions reasonably required by EQBK (including obtaining any consents and adopting any required amendments to the DDCP, the SPP, or any other equity plans of NBC) to effectuate the provisions of this Section 1.11, and to ensure that, from and after the Effective Time, the holders of DSUs or PSUs have no rights with respect thereto other than those specifically provided in this Section 1.11, if any, and (ii) deliver written notice to each holder of a DSU or PSU informing such holder of the effect of the Merger on the DSU or PSU, as applicable. NBC will terminate as of the Effective Time the DDCP and SPP, and NBC will take all action necessary to effect the foregoing.

(b) The parties acknowledge and understand that NBC and the Bank are not terminating the Salary Continuation Agreements and that, as a result of the Integrated Mergers and the Bank Merger, Equity Bank is assuming by operation of law all obligations under the Salary Continuation Agreements.

(c) All resolutions, notices, participant communications or other documents issued, adopted or executed to effectuate the provisions of this Section 1.11 shall be subject to EQBK’s prior review and approval.

Section 1.12 Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the Kansas General Corporations Code (“KGCC”) and the OGCA, EQBK shall cause the Surviving Corporation to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with the Secretary of State of the State of Kansas and the Secretary of State of the State of Oklahoma, in accordance with the KGCC and the OGCA, respectively, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC and the OGCA.

Section 1.13 Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit D (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as EQBK may determine. Prior to or on the date of this Agreement, the board of directors each of Equity Bank and the Bank have approved the Bank Merger Agreement and Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to EQBK and NBC within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a closing will take place at which the parties to this Agreement will exchange certificates, letters and other documents, which may be conducted electronically, in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Oklahoma in accordance with the OGCA (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by NBC. At the Closing, NBC will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a) true, correct and complete copies of NBC’s certificate of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Oklahoma;

(b) true, correct and complete copies of the Bank’s certificate of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Oklahoma;

(c) a certificate of good standing from the Secretary of State of the State of Oklahoma, duly certifying as of a recent date as to the good standing of NBC under the Laws of the State of Oklahoma;

(d) a certificate of good standing from the Secretary of State of the State of Oklahoma, duly certifying as of a recent date as to the good standing of the Bank;

(e) a letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that NBC is a registered bank holding company under the BHCA;

(f) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of NBC, pursuant to which such officer will certify: (i) the due adoption by the NBC Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of NBC of this Agreement; (iii) the incumbency and true signatures of those officers of NBC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the bylaws of NBC attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of NBC Stock as of the Closing Date;

(g) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the bylaws of the Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(h) a certificate, dated as of the Closing Date, executed by the chief executive officer of NBC, pursuant to which NBC will certify that (i) NBC has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to NBC or any of its Subsidiaries, individually or in the aggregate since December 31, 2024;

(i) all consents required from third parties to complete the transactions contemplated by this Agreement listed on NBC Confidential Schedule 2.02(i);

(j) all releases as required under Section 8.06;

(k) NBC shall have delivered to EQBK a duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that NBC is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(l) a certificate, dated as of the Closing Date, executed by the chief financial officer of NBC certifying the amount of the Adjusted Equity and the Securities Portfolio Cost as of the Calculation Date and that each of the Adjusted Equity and the Securities Portfolio Cost was calculated in accordance with the terms of this Agreement;

(m) the registration rights agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”) duly executed by EQBK and the holders of NBC Stock;

(n) the unqualified audit report of Finley & Cook, PLLC its Subsidiaries for the year ended December 31, 2024; and

(o) all other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03 Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to NBC such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of NBC to close hereunder):

(a) true, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b) a certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(c) a letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered bank holding company under the BHCA;

(d) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iii) that the copy of the bylaws of EQBK attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(e) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Equity Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Equity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of Equity Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the bylaws of Equity Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(f) a certificate, dated as of the Closing Date, executed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since December 31, 2024;

(g) all consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on EQBK Confidential Schedule 2.03(g);

(h) the Registration Rights Agreement duly executed by EQBK and the holders of NBC Stock; and

(i) all other documents required to be delivered to NBC by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by NBC or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NBC

Except as disclosed in the disclosure schedules delivered by NBC to EQBK prior to the execution hereof (the “NBC Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the NBC Confidential Schedule as an exception to a representation or warranty shall not be deemed an admission by NBC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, NBC hereby represents and warrants to EQBK as follows:

Section 3.01 Organization and Qualification.

(a) NBC is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Oklahoma and is a bank holding company registered under the BHCA. NBC has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of incorporation and bylaws of NBC, as amended to date, certified by the secretary of NBC, have been made available to EQBK. NBC does not own or control any Affiliate or Subsidiary, other than as set forth on NBC Confidential Schedule 3.01(a). The nature of the business of NBC and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Oklahoma. NBC has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than as set forth on NBC Confidential Schedule 3.01(a) or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by NBC has not been conducted through any other direct or indirect Subsidiary or Affiliate of NBC other than the Bank.

(b) The Bank is an Oklahoma state bank, duly organized and validly existing under the Laws of the State of Oklahoma and in good standing under all Laws of the State of Oklahoma. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the certificate of incorporation and bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth in NBC Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Oklahoma. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. NBC has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the NBC Board. The NBC Board has determined that the

Merger, on the terms and conditions set forth in this Agreement, is in the best interests of NBC and its shareholders. The NBC Board directed that this Agreement and the transactions contemplated hereby be submitted to NBC’s shareholders for consideration and approval by means of irrevocable unanimous written consent in the form attached hereto as Exhibit A (the “NBC Shareholder Consent”). NBC has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals and the NBC Shareholder Approval are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by NBC, and each constitutes the legal, valid and binding obligation of NBC, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization. As of the date of this Agreement,

(a) The entire authorized capital stock of NBC consists solely of 1,000 shares of NBC Voting Stock, of which 536.83 shares are issued and outstanding, 1,000,000 shares of NBC Non-Voting Stock of which 536,830 shares are issued and outstanding and 150.10 shares of NBC Voting Stock and 150,100 shares of NBC Non-Voting Stock are held as treasury stock. Except as set forth on NBC Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, NBC to purchase or otherwise acquire any security of or equity interest in NBC, obligating NBC to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of NBC Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of NBC Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of NBC Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of NBC Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 20,000 shares of common stock, par value $40.00 per share, of the Bank (“Bank Stock”) of which all 20,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and, except as provided by 6 Okla. Stat. § 220, nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Oklahoma. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) NBC owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Bank, as provided by 6 Okla. Stat. § 220) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of NBC has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on NBC Confidential Schedule 3.04(a), NBC and each of its Subsidiaries holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to NBC, individually or in the aggregate, or to the Knowledge of NBC is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on NBC Confidential Schedule 3.04(b), NBC and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the certificate of incorporation of NBC or any of its Subsidiaries, the bylaws or other governing documents of NBC or any of its Subsidiaries (collectively, the “NBC Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to NBC, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to NBC or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(c) Except as set forth on NBC Confidential Schedule 3.04(c), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the NBC Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to NBC or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to NBC or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) NBC has furnished to EQBK true and complete copies of (i) the audited consolidated balance sheet of NBC and its Subsidiaries as of December 31, 2023, December 31, 2022, and December 31, 2021 and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of NBC and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of NBC’s independent auditors for the years ended as of such dates, and (ii) the unaudited consolidated balance sheet of NBC and its Subsidiaries at December 31, 2024, and the related consolidated statements of operations of NBC and its Subsidiaries, together with all related notes and schedules thereto for the year ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “NBC Financial Statements”). The NBC Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of NBC and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the NBC Financial Statements accurately and fairly reflect in all material respects the transactions of NBC. The NBC Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The books and records of NBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent registered public accounting firm of NBC has resigned (or informed NBC that it intends to resign) or been dismissed as independent registered public accountants of NBC as a result of or in connection with any disagreements with NBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) NBC has furnished EQBK with true and complete copies of the Reports of Condition and Income as of December 31, 2022, 2023 and 2024, together with the memoranda items and notes thereto (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06 Undisclosed Liabilities. Except as set forth in NBC Confidential Schedule 3.06, neither NBC nor any of its Subsidiaries have liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by NBC or any of its Subsidiaries or liabilities for federal, state or local Taxes or assessments), that are not reflected in or disclosed in the appropriate NBC Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of NBC Financial Statements or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to NBC and its Subsidiaries, taken as a whole.

Section 3.07 Litigation.

(a) Except as set forth on NBC Confidential Schedule 3.07, neither NBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of NBC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NBC or any of its Subsidiaries, nor to the Knowledge of NBC, is there any basis for any proceeding, claim or any action against NBC or any of its Subsidiaries. Except as set forth in NBC Confidential Schedule 3.07, the amounts in controversy in each matter described on NBC Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on NBC Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on NBC Confidential Schedule 3.07. There is no Order imposed upon NBC or any of its Subsidiaries or the assets or Property of NBC or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to NBC or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of NBC, threatened against NBC or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by NBC or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OSBC, and approval of such applications, filings and notices, (d) the filing with the SEC of any filings under applicable requirements of the Securities Act or Exchange Act, (e) the filing of the articles or certificates of merger with the Secretary of State of the State of Oklahoma pursuant to the requirements of the OGCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the New York Stock Exchange (the “NYSE”), no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by NBC of this Agreement or (B) the consummation by NBC of the transactions contemplated by this Agreement. As of the date of this Agreement, NBC knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and NBC has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. NBC Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by NBC or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which NBC or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). NBC or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Call Reports and the NBC Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by NBC or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (other than Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on NBC.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on NBC Confidential Schedule 3.10, since December 31, 2024, NBC and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of NBC Stock or Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the NBC Financial Statements or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000. For the avoidance of doubt, this Section 3.10(s) shall not prohibit any loan or require NBC or any Subsidiary thereof to obtain the consent of EQBK in order to make any loan except as may be required pursuant to Section 5.05(s), and any loans made in excess of the principal amount of $500,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on NBC’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.19.

(t) renewed, extended the maturity of, or altered any of the terms of any loan classified by NBC as “intermediate,” “substandard,” and “problem” or other words of similar import; or

(u) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

Section 3.11 Leases, Contracts and Agreements.

(a) NBC Confidential Schedule 3.11(a) sets forth a complete listing, as of December 31, 2024, of all contracts to which NBC or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by NBC or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of NBC or any of its Subsidiaries and involves payments to or by NBC or any of its Subsidiaries of $50,000 or more during the remaining term thereof or any extension thereof;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of NBC or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates NBC or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than NBC or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii) relates to indebtedness of NBC or any of its Subsidiaries;

(viii) provides for potential indemnification payments by NBC or any of its Subsidiaries or the potential obligation of NBC or any of its Subsidiaries to repurchase loans;

(ix) is material to NBC’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x) provides any rights to investors in NBC, including registration, preemptive or antidilution rights or rights to designate members of or observers to NBC’s or any of its Subsidiaries’ Board of Directors;

(xi) is a data processing/technology contracts, software programming or licensing contract;

(xii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii) limits the payment of dividends by the Bank or any other Subsidiary of NBC; or

(xiv) was otherwise not entered into in the ordinary course of business or that is material to NBC or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, NBC or the Bank.

(c) No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to NBC or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e) All rent and other payments by NBC and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by NBC or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(f) Since December 31, 2024, neither NBC nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xiv).

Section 3.12 Taxes.

(a) NBC and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and owing by NBC and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither NBC nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past three (3) years by an authority in a jurisdiction where NBC or any of its Subsidiaries does not file a particular Tax Return or pay particular Tax indicates that it is or may be required to file such Tax Return or pay such Tax. Other than Liens for Taxes not yet due and payable, there are no Liens for Taxes upon any of the assets of NBC or any of its Subsidiaries.

(b) NBC and each of its Subsidiaries have collected or withheld and duly and timely paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid by it, and complied with all related information reporting and backup withholding requirements.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of NBC or any of its Subsidiaries either (i) ongoing or in progress, (ii) claimed or raised by any Governmental Entity in writing or (iii) as to which any of the directors and officers of NBC or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. No taxing authority has threatened in writing or, the Knowledge of NBC, otherwise to assess additional Taxes for any period for which Tax Returns have been filed. All Tax deficiencies asserted, or assessments made, against NBC or any of its Subsidiaries as a result of any audit, exam, litigation or other proceeding by or with any Governmental Entity have been fully paid or finally settled. Neither NBC nor any of its Subsidiaries is subject to Tax in any jurisdiction outside the United States by virtue of having a permanent establishment or other place of business outside of the United States or having a source of income from outside of the United States.

(d) True and complete copies of the federal, state and local income, gross receipts, and franchise Tax Returns of NBC and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2021, 2022, and 2023 have been furnished to EQBK. Neither NBC nor any of its Subsidiaries have waived any statute of limitations or agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension remains in effect.

(e) Neither NBC nor any of its Subsidiaries have ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) Neither NBC nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than commercial business agreements, the principal purpose of which is not the allocation or sharing of Taxes.

(g) Neither NBC nor any of its Subsidiaries have (i) been a member of any group filing a consolidated, affiliated, combined, unitary or similar Tax Return that includes more than one legal entity (other than a group the common parent of which was NBC) nor (ii) any liability for the Taxes of any Person (other than NBC or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar or analogous provision of state, local, or foreign Law), or as a transferee, successor, or otherwise by operation of Law.

(h) The unpaid Taxes of NBC and each of its Subsidiaries (i) did not, as of December 31, 2024, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the NBC Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of NBC and its Subsidiaries in filing their respective Tax Returns.

(i) Neither NBC nor any of its Subsidiaries will be required to include any item of income in, nor will NBC or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or other agreement with a Governmental Entity executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date by NBC or any of its Subsidiaries, or (vi) the recapture of any Tax credit or other special Tax benefit that arose prior to the Closing.

(j) Neither NBC nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280(g), or (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision under applicable state or local Tax Laws).

(k) Neither NBC nor any of its Subsidiaries (i) have been a party to any “reportable transaction” as such term is defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b), and (ii) have been required to disclose on their respective federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(l) Neither NBC nor any of its Subsidiaries received or sought a private letter ruling, technical advise memorandum or other similar agreement or advice from a Governmental Entity with respect to Taxes

(m) Neither NBC nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) The Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of NBC’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(o) NBC has made a valid election to be an S corporation pursuant to Section 1362 of the Code, and valid state S corporation elections, where applicable, beginning with its first taxable year (“Commencement Date”). NBC has been a valid S corporation for all U.S. federal and state Tax purposes (where applicable) at all times since the Commencement Date and will continue to be a valid S corporation through the Closing Date. No Governmental Entity has challenged or is challenging NBC’s qualification as an S corporation. NBC will not be liable for any Tax under Section 1374 of the Code (or any analogous provisions of state or local Law), in connection with the sale of any of its assets.

(p) Each Subsidiary of NBC has made a valid election to be a qualified subchapter S subsidiary (as that term is defined in Section 1361(b)(3)(B) of the Code) and valid state S corporation election, where applicable), and such Subsidiary has been a valid qualified subchapter S subsidiary for U.S. federal and state Tax purposes (where applicable) at all times since organization or formation and will be a qualified subchapter S subsidiary at the time of the Closing.

(q) Neither NBC nor its Subsidiaries has taken or agreed to take (or failed to take or failed to agree to take) any action and has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) Neither NBC nor any of its Subsidiaries has claimed any credit pursuant to Section 2301 of the CARES Act or 3134 of the Code.

Section 3.13 Insurance.

(a) NBC Confidential Schedule 3.13(a) sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to NBC and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither NBC nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on NBC Confidential Schedule 3.13(a), neither NBC nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which NBC or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of NBC and each of its Subsidiaries is insured for an amount deemed adequate by NBC’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of NBC or any of its Subsidiaries within the last three (3) years, and NBC has no Knowledge of any facts that would form the basis of a claim under such bonds.

(b) NBC Confidential Schedule 3.13(b) sets forth a true, correct and complete description of any and all bank owned life insurance (“BOLI”) owned by NBC or any of its Subsidiaries, including the value of its BOLI as of December 31, 2024. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the NBC Financial Statements in accordance with GAAP. All BOLI is owned solely by NBC or a Subsidiary, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under the BOLI. None of NBC or any of its Subsidiaries has any outstanding borrowings secured in whole or part by the BOLI.

Section 3.14 No Material Adverse Change. Except as set forth on NBC Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting NBC or any of its Subsidiaries since December 31, 2024, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on NBC or any of its Subsidiaries or that could materially affect NBC’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on NBC Confidential Schedule 3.15, neither NBC nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither NBC nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to NBC’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of NBC and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on NBC Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by NBC or any of its Subsidiaries to, and neither NBC nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of NBC or any of its Subsidiaries nor is NBC or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of NBC or any of its Subsidiaries. Except as set forth on NBC Confidential Schedule 3.16, neither NBC nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of NBC or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in NBC’s or any of its Subsidiaries’ premises and not used in the operations of NBC or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which NBC’s or any of its Subsidiaries’ facilities are located. Except as set forth on NBC Confidential Schedule 3.16 or NBC Confidential Schedule 3.28(a), neither NBC nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of NBC or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the NBC Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against NBC or any of its Subsidiaries or the present holder thereof. The credit files of NBC and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to NBC that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of NBC or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). NBC and the Bank have disclosed all of the intermediate, substandard, doubtful, loss, nonperforming or problem loans of NBC and the Bank on the internal watch list of NBC or the Bank, a copy of which as of February 25, 2025, has been provided to EQBK. Neither NBC nor the Bank is aware of, nor has NBC or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of NBC. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by NBC and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. Except as set forth on NBC Confidential Schedule 3.18, none of NBC’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) NBC and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. NBC is not aware of, nor has NBC or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of NBC or any of its Subsidiaries with all Environmental Laws.

(b) NBC and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of NBC has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that NBC and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to NBC’s Knowledge threatened against NBC, any of its Subsidiaries or, to NBC’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither NBC nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither NBC nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has NBC or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on NBC Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by NBC or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by NBC or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither NBC nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) NBC has provided EQBK with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by NBC and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the Oklahoma State Banking Department, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on NBC Confidential Schedule 3.20, (a) none of NBC or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and NBC and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or threatened against NBC or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to NBC’s Knowledge, investigation into the business or operations of NBC or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of NBC or the Bank. NBC is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither NBC nor any of its Subsidiaries or any officer, employee or agent of NBC any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past seven (7) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of NBC any of its Subsidiaries (or assist NBC any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject NBC any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject NBC any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of NBC and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of NBC or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. NBC has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by NBC and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. NBC and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on NBC Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither NBC nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. Except as set forth in NBC Confidential Schedule 3.26 and except for the Voting Agreements, during the periods ending on or prior to the Closing Date, there have been no voting trusts, voting agreements, shareholders’ agreements or similar arrangements relating to a right of first refusal with respect to the purchase, sale or voting of any shares of NBC Stock.

Section 3.27 Employee Relationships.

(a) NBC and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and NBC believes that the relationships between NBC’s and each of its Subsidiaries’ employees are good. To the Knowledge of NBC, no executive officer or manager of any of the operations of NBC or any of its Subsidiaries or of any group of employees of NBC any of its Subsidiaries have any present plans to terminate their employment with NBC any of its Subsidiaries. Except as set forth on NBC Confidential Schedule 3.27(a), NBC is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against NBC any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of NBC any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. NBC and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither NBC nor any of its Subsidiaries is engaged in any unfair labor practice.

(b) Set forth on NBC Confidential Schedules 3.27(b) is a complete and correct list of all employment agreements between NBC or any of its Subsidiaries and any employee of NBC or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto have been furnished to EQBK.

Section 3.28 Employee Benefit Plans.

(a) Set forth on NBC Confidential Schedules 3.27(a) and 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by NBC and any of its Subsidiaries, or with respect to which NBC and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of NBC or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). NBC has furnished to EQBK, with respect to each Employee Plan, complete and correct copies of the following: (i) the three (3) most recently filed annual reports with respect to each Employee Plan (including all schedules and attachments), to the extent required to be filed under ERISA or the Code; (ii) the summary plan description, together with each summary of material modification required under ERISA with respect to such Employee Plan; (iii) the plan document, or, with respect to any Employee Plan not reduced to writing, a summary of material terms; (iv) all trust agreements, insurance contracts and similar instruments with respect to each funded or insured Employee Plan; (v) any coverage, nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Employee Plan that is subject to coverage, nondiscrimination and/or top-heavy testing; (vi) the most recent determination or opinion letter from the IRS; (vii) all material correspondence with any Governmental Entity relating to any Employee Plan within the last three (3) years; and (viii) investment management agreements, administrative services contracts or similar contracts relating to the ongoing administration, investment or implementation of any Employee Plan.

(b) Except as set forth on NBC Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither NBC nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on NBC Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject NBC, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (any liability arising from any indemnification agreement or policy), except to the extent that NBC, any of its Subsidiaries or any Employee Plan sponsored by NBC or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and NBC is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to NBC’s Knowledge, none are threatened, except to the extent that NBC, any of its Subsidiaries, or any Employee Plan sponsored by NBC or any of its Subsidiaries is involved in such transaction. Neither NBC nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of NBC or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of NBC or any of its Subsidiaries to any employee or former employee of NBC or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the

NBC Financial Statements or the Call Reports. Except as set forth in NBC Confidential Schedule 3.28(c), the completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of NBC or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on NBC Confidential Schedule 3.28(c). There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against NBC or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) The execution, delivery and performance by NBC of its obligations under the transactions contemplated by this Agreement and/or the approval of NBC’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(e) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by NBC any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither NBC nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by NBC and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither NBC nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against NBC, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of NBC and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject NBC or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii) Except as set forth on NBC Confidential Schedule 3.28(f), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which NBC or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

(iii) Except as set forth on NBC Confidential Schedule 3.27(a)) or NBC Confidential Schedule 3.28(f), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither NBC nor any of its Subsidiaries is liable for self-insuring any such claims.

Each such Controlled Group Plan is included in the listing of Employee Plans on NBC Confidential Schedule 3.28(a).

(h) Except as set forth on NBC Confidential Schedule 3.28(h), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(i) Except as set forth on NBC Confidential Schedule 3.28(i), no Employee Plan holds any stock or other securities of NBC or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(j) Except as provided in NBC Confidential Schedule 3.28(j), NBC or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses.

(k) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2010 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither NBC nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire NBC Stock or other equity security of NBC or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of NBC or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by NBC in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of NBC or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of NBC, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by NBC or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by NBC or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of NBC and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by NBC and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the NBC Financial Statements and the books, statements and records of NBC and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Other than loans that provide for interest rate caps or floors, neither NBC nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of NBC or any of its Subsidiaries or for the account of a customer of NBC or any of its Subsidiaries.

Section 3.31 Internal Controls. NBC and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of NBC and to maintain accountability for NBC’s and its Subsidiaries’ assets; (c) access to NBC’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of NBC’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on NBC Confidential Schedule 3.31, none of NBC’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of NBC, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and NBC has supplied EQBK with copies of the Bank’s current CRA statement, all support papers therefor, all letters and written comments received by it since February 27, 2023, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and NBC has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does NBC have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Oklahoma usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Oklahoma. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. NBC and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither NBC nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which NBC or any of its Subsidiaries is a party that allege, or to the Knowledge of NBC, no Person has threatened to allege, that NBC or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Securities Not Publicly Traded. No security or interest in NBC or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the New York Stock Exchange, Inc., The Nasdaq Stock Market LLC, the NYSE American LLC or the Over-the-Counter Bulletin Board. Neither NBC nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither NBC nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38 Agreements Between NBC and its Subsidiaries; Claims. Except as set forth on NBC Confidential Schedule 3.38, there are no written or oral agreements or understandings between NBC and any of its Subsidiaries. All past courses of dealings between NBC and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. NBC has no Knowledge of any claims that NBC has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such claim.

Section 3.39 Accredited Investors. To the knowledge of NBC after due inquiry, each holder of NBC Stock: (a) is acquiring shares of EQBK Class A Stock in the Merger for his, her or its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable foreign, federal, state or local securities or “Blue Sky” laws, or with any present intention of distributing or selling such shares in violation of any such laws, (b) has such knowledge and experience in financial and business matters and in investments of this type that such holder is capable of evaluating the merits and risks of its investment in the EQBK Class A Stock and of making an informed investment decision, and (c) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. NBC acknowledges that, in reliance upon the representations and warranties of NBC herein contained and the representations and warranties of the NBC shareholders who will receive the Merger Consideration hereunder the shares of EQBK Class A Stock to be issued pursuant to this Agreement will not be registered under the Securities Act pursuant to exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and will not be registered under any state securities laws or regulations pursuant to exemptions from registration contained in such laws and regulations.

Section 3.40 Representations Not Misleading. No representation or warranty by NBC contained in this Agreement, nor any written statement, exhibit or schedule furnished to EQBK by NBC under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over NBC or its properties of the facts and circumstances upon which they were based.

Section 3.41 State Takeover Laws. The NBC Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.42 [Reserved].

Section 3.43 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of NBC, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to NBC or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

Except (i) as disclosed in the disclosure schedules delivered by EQBK to NBC prior to the execution hereof (the “EQBK Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the EQBK Confidential Schedule as an exception to a representation or warranty shall not be deemed an admission by EQBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any EQBK SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), EQBK hereby represents and warrants to NBC as follows:

Section 4.01 Organization and Qualification.

(a) EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, certified by the Secretary of EQBK, have been made available to NBC.

(b) Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, certified by the Secretary or Cashier of Equity Bank have been made available to NBC. Equity Bank is an insured depository institution as defined in the FDIA.

(c) Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Oklahoma and is wholly-owned by EQBK. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of incorporation and bylaws of Merger Sub, as amended to date, have been made available to NBC.

Section 4.02 Authority; Execution and Delivery.

(a) EQBK has the full corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transaction contemplated hereby and thereby have been duly and validly approved by the EQBK Board. The EQBK Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of EQBK and its shareholders. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement, the Registration Rights Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement and the Registration Rights Agreement have been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 17,508,740 shares are issued and outstanding, as of February 28, 2025, (ii) 5,000,000 shares of EQBK Class B Stock, none of which are issued and outstanding, as of February 28, 2025, and (iii) 10,000,000 shares of preferred stock, none of which are issued and outstanding.

(b) At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws. As of the date hereof, EQBK is eligible under applicable federal securities Laws to file a shelf registration statement on Form S-3 to register the shares of EQBK Class A Stock to be delivered pursuant to this Agreement for resale.

(c) Assuming that the representations and warranties set forth in Section 3.39 (disregarding all qualifications therein relating to the “knowledge of NBC”) are true and correct in all respects as of the date of this Agreement and as of the Closing Date, the offer and sale of shares of EQBK Class A Stock to be delivered pursuant to this Agreement will be exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. The EQBK Class A Stock (other than the EQBK Class A Stock issuable pursuant to this Agreement) is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE. EQBK has taken no action designed to, or which to EQBK’s knowledge is likely to have the effect of, terminating the registration of the EQBK Class A Stock under the Exchange Act nor has EQBK received any notification that the SEC is contemplating terminating such registration. EQBK has not received any notice from the NYSE to the effect that EQBK is not in compliance with the listing requirements of the NYSE.

Section 4.04 SEC Filings; Financial Statements.

(a) EQBK has filed and made available to NBC all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). Except as set forth on EQBK Confidential Schedule 4.04, The EQBK SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of EQBK contained in the EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) EQBK’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by EQBK in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to EQBK’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of EQBK required under the Exchange Act with respect to such reports. EQBK has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to EQBK’s auditors and the audit committee of the board of directors of EQBK (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect EQBK’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in EQBK’s internal controls over financial reporting.

(d) Each of the principal executive officer and the principal financial officer of EQBK (or each former principal executive officer and each former principal financial officer of EQBK, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) with respect to the EQBK SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Except as permitted under the SOA, neither EQBK nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the SOA) any “extensions of credit” (within the meaning of Section 402 of the SOA) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of EQBK or any of its Subsidiaries. EQBK is otherwise in compliance, in all material respects, with all applicable provisions of the SOA.

(e) The books and records kept by EQBK and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements. The financial statements of EQBK included in the EQBK SEC Reports have been prepared from, and are in accordance with, the books and records of EQBK and its Subsidiaries.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on EQBK Confidential Schedule 4.05, each of EQBK and Equity Bank holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on EQBK Confidential Schedule 4.05, each of EQBK and Equity Bank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK or Equity Bank or other governing documents of EQBK or Equity Bank, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on EQBK Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. EQBK has no liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by EQBK or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the EQBK SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the EQBK SEC Reports or (b) that are not, individually or in the aggregate, material to EQBK.

Section 4.07 Litigation.

(a) Except as set forth on EQBK Confidential Schedule 4.07, neither EQBK nor Equity Bank is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EQBK or Equity Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank, nor, to the Knowledge of EQBK, is there any basis for any proceeding, claim or any action against EQBK or Equity Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank. There is no Order imposed upon EQBK or Equity Bank or the assets or property of EQBK or Equity Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK or Equity Bank.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of EQBK, threatened against EQBK or Equity Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 EQBK Stock. The shares of EQBK Class A Stock to be delivered pursuant to this Agreement will, when issued, be (i) duly authorized, validly issued and non-assessable, (ii) free and clear of all Liens (other than transfer and other restrictions under applicable federal and state securities laws), and (iii) not issued in violation of any preemptive or similar rights.

Section 4.09 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of any filings under applicable requirements of the Securities Act or Exchange Act, (f) the filing of the articles and certificates of merger with the Secretary of State of the State of Oklahoma pursuant to the requirements of the OGCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by EQBK of this Agreement or (B) the consummation by EQBK of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.10 Regulatory Compliance.

(a) Neither EQBK nor Equity Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. There is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.11 Absence of Certain Changes. Since December 31, 2024, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.12 EQBK Disclosure Controls and Procedures. None of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants.

Section 4.13 Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor any written statement, exhibit or schedule furnished to NBC by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.14 [Reserved].

Section 4.15 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of EQBK, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to EQBK or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

Section 4.16 Taxes. EQBK has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS OF NBC

Section 5.01 Commercially Reasonable Efforts. NBC will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 NBC Shareholders Consent. Concurrently with the execution of this Agreement and in lieu of calling a meeting of the shareholders of NBC, NBC shall obtain from each holder of NBC Stock an executed NBC Shareholder Consent and deliver a copy of the fully executed NBC Shareholder Consent, certified by NBC as a true and complete copy as included in its corporate records, to EQBK for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger. For purposes of this Agreement, the “NBC Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of NBC pursuant to the NBC Shareholder Consent, in accordance with the OGCA and the certificate of incorporation and bylaws of NBC. NBC and the NBC Board will use their reasonable best efforts to obtain from its shareholders the NBC Shareholder Consent in favor of the adoption of this Agreement required by the OGCA, including by recommending that its shareholders vote in favor of this Agreement, and NBC and the NBC Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the NBC Board’s recommendation to NBC’s shareholders that the NBC shareholders execute the NBC Shareholder Consent and thereby consent to and approve the adoption and approval of this Agreement. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, NBC shall provide a copy of the NBC Shareholder Consent to each holder of NBC Stock for purposes of approving this Agreement and the transactions contemplated hereby (including the Merger).

Section 5.03 Information Furnished by NBC. NBC shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning NBC, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to or with any Governmental Entity in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. NBC represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. NBC shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, NBC will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as NBC or any of its Subsidiaries may in good faith reasonably dispute;

(d) use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file all Tax Returns required to be filed by it and timely pay all Taxes that are required to be paid by it;

(g) (i) promptly notify EQBK of the commencement and progress of any Tax proceeding or claim pending or threatened against or with respect to NBC or any of its Subsidiaries, and (ii) not settle, resolve or compromise any such proceeding or claim without EQBK’s prior written consent;

(h) collect or withhold all Taxes required to be collected or withheld by it and timely pay the same to the proper Governmental Entity when due;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan losses account in an amount not less than $7,358,000;

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date;

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP);

(n) take all actions necessary to cause NBC to maintain its election as an S corporation and maintain the qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B)) for any Subsidiary; and

(o) sell, transfer or otherwise dispose of the assets identified on NBC Confidential Schedule 5.04(o).

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, NBC will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on NBC Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude NBC from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person, change or amend NBC’s or any of its Subsidiaries’ certificate of incorporation or bylaws, increase the number of shares of NBC Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from NBC or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, provided, however, that NBC may (i) declare and pay S corporation distributions as set forth in NBC Confidential Schedule 5.05(d) and (ii) dispose of the assets identified on NBC Confidential Schedule 5.04(o) and thereafter dividend to its shareholders any amount received by NBC or the Bank for such assets exceeding net book value;

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of NBC or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits and Federal Home Loan Bank borrowings;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $1,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK, that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

(n) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) make or enter into any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by NBC’s independent auditors, or as required by any applicable Regulatory Agency, or (iv) tax election, taxable year or period, accounting methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes;

(p) file any amended Tax Return, waive or extend any period related to the assessment or collection of any Tax, settle or compromise any Tax claim, proceeding or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or other agreement with a Governmental Entity with respect to Taxes, surrender any claim to a Tax refund;

(q) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(r) except as set forth in NBC Confidential Schedule 1.06(f), sell (but payment at maturity is not a sale) or purchase any investment securities; provided that NBC and Subsidiaries may liquidate, in their entirety, their securities portfolio without the consent of EQBK;

(s) renew, extend the maturity of, or alter any of the terms of any loan classified by NBC as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000, provided that (i) prior to taking one or more of the actions described in the foregoing clause with respect to any such loan, the Bank shall cause the loan credit memorandum with respect to such action or loan to be transmitted by email to the EQBK Loan Representatives at the email address specified in Section 10.12, (ii) upon receipt of such loan credit memorandum, one or more of the EQBK Loan Representatives promptly will review the proposed action or loan and may, within two Business Days of receipt of the loan credit memorandum, request in writing such additional information with respect to such action or loan as such EQBK Loan Representative(s) may reasonably determine necessary (which request may be made by return email), and (iii) one or more of the EQBK Loan Representatives shall, within two Business Days of the receipt of the latter of the loan credit memorandum or, if timely requested, the receipt of such additional information, approve or disapprove such action or loan in writing (which approval or disapproval may be given by return email), provided that if such EQBK Loan Representative(s) fails to timely approve or disapprove or fails to timely give notice of such approval or disapproval, the EQBK Loan Representative(s) shall be deemed to have approved such action or loan;

(t) take, or fail to take, any action that would reasonably be expected to revoke NBC’s election to be an S corporation, and neither NBC or any of its Subsidiaries shall revoke or allow any action to be taken (other than the consummation of the Merger) that would result in the termination of any Subsidiary’s election to be treated as a qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B));

(u) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of NBC or any Subsidiary thereof; or

(v) enter into any acquisitions or leases of real property, including new leases and lease extensions.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, NBC will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK full access to the properties, books, contracts and records of NBC and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as EQBK may require and furnish to EQBK during such period all such information concerning NBC, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have full opportunity to make such reasonable investigation as it desires to make of the affairs of NBC and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of NBC and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in Article VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of NBC or any of its Subsidiaries. NBC agrees at any time, and from time to time, to furnish to EQBK as soon as practicable, any additional information that EQBK may reasonably request. Neither NBC nor any of its Subsidiaries shall be required to afford or provide access to, permit the inspection of, or furnish or disclose properties, books, contracts, records, structures or information (i) that constitutes confidential supervisory information of NBC or the Bank (as such term is defined in 12 C.F.R. § 261.2), or (ii) where such access or disclosure would violate or prejudice the rights of NBC’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements. NBC will promptly furnish EQBK with true and complete copies of (a) each Call Report prepared after the date of this Agreement as soon as such reports are filed with the FDIC, (b) unaudited month-end financial statements of NBC and the Bank (as prepared by management of NBC and the Bank in the ordinary course of business), (c) the audited financial statements of NBC and its Subsidiaries for the year ended December 31, 2024, and (d) each Tax Return for either NBC or its Subsidiaries prepared after the date of this Agreement as soon as said Tax Returns are made available to the IRS or other Governmental Entity.

Section 5.08 Untrue Representation. NBC will promptly notify EQBK in writing if NBC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to EQBK or any representation or warranty made in or pursuant to this Agreement or that results in the failure of NBC or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. NBC will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against NBC or any of its Subsidiaries or affecting any of their properties, and NBC will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of NBC, threatened against NBC or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by NBC or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. NBC will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of NBC, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on NBC or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11 Consents and Approvals. NBC will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on NBC Confidential Schedule 2.02(j).

Section 5.12 Environmental Investigation.

(a) EQBK and its consultants, agents and representatives will have the right, to the same extent that NBC has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify NBC prior to any physical inspections of the Property, and NBC may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify NBC of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to NBC of such Secondary Investigations, and NBC may place reasonable time and place restrictions on such Secondary Investigations.

(b) NBC agrees to make available to EQBK and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. NBC also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other data available to EQBK and its consultants, agents and representatives.

Section 5.13 Benefit Plans.

(a) NBC will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by NBC or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. NBC will provide EQBK evidence or such other confirmation from NBC which EQBK deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this Section 5.13(a) pursuant to duly authorized corporate action and (ii) at the request of EQBK, NBC will submit to the IRS an application for determination of the tax qualified status of any qualified plan relating to its termination. Provided EQBK’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Retirement Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by NBC and reflected in the calculation of Adjusted Equity.

(b) At the direction of EQBK, NBC will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. NBC will provide EQBK evidence or such other confirmation from NBC which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this Section 5.13(b) pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, NBC shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.14 Termination of Contracts.

(a) NBC and each of its Subsidiaries will, with regard to any contract to which NBC or any of its Subsidiary is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by NBC or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by NBC or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.14(a) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.

(b) NBC and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of NBC’s and/or each of its Subsidiaries’ data processing/technology contracts listed on NBC Confidential Schedule 5.14(b) and NBC and each of its Subsidiaries will take such actions as reasonably requested by EQBK in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on NBC Confidential Schedule 5.14(b) will be terminated in connection with the consummation of the Merger; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by NBC or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by NBC or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.14(b) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).

(c) Any such notice and actions by NBC and/or each of its Subsidiaries pursuant to this Section 5.14 will be in accordance with the terms of such contracts.

Section 5.15 Conforming Accounting Adjustments. NBC and each of its Subsidiaries shall, if requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of NBC and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any Governmental Entity or Regulatory Agency, (c) violate any Law, rule or regulation applicable to NBC or any of its Subsidiaries, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by NBC (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.07 or (iii) that such adjustment has any bearing on the Merger Consideration.

Section 5.16 Regulatory and Other Approvals. NBC, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by NBC, if any, in connection with this Agreement and the other agreements contemplated hereby. NBC will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. NBC will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.17 Tax Matters.

(a) C. Kendric Ferguson, as the individual appointed to represent the shareholders of NBC with respect to certain tax matters arising under this Section 5.17 (or any successor appointed by C. Kendric Fergeson in writing who accepts the position, “Shareholders’ Representative”), shall prepare and file or cause to be prepared and filed, at the expense of such shareholders, all federal and state income Tax Returns for NBC, and its Subsidiaries, for all Tax periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with past custom and practice and any existing elections of NBC and its Subsidiaries, unless otherwise required by Law. The Shareholders’ Representative shall provide EQBK with a draft copy of each such Pre-Closing Tax Return at least fifteen (15) Business Days prior to the due date for such Pre-Closing Tax Return (and prior to filing such Pre-Closing Tax Return) and shall allow EQBK to review, comment upon and reasonably approve without undue delay each such Pre-Closing Tax Return.

(b) For purposes of this Agreement, in the case of any taxable period that includes (but does not end) the Closing Date (a “Straddle Period”), the amount of any Taxes other than real property or ad valorem Taxes of NBC or any of its Subsidiaries for the portion of the Straddle Period through the day ending on the Closing Date shall be determined on an interim closing of the books as of the close of business on the Closing Date and the amount of all property or ad valorem Taxes shall be determined for that portion of the Straddle Period ending on the Closing Date equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of the days from the beginning of the Straddle Period through the end of the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by NBC when due, and NBC will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law. To the extent required by Law, EQBK will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 5.18 [Reserved].

Section 5.19 Disclosure Schedules. At least ten (10) days prior to the Closing, NBC agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.20 Transition.

(a) The senior officers of NBC and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of NBC and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.20, with the understanding that EQBK shall in no event be permitted to exercise control of NBC or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, NBC and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, NBC and the Bank shall use their commercially reasonable efforts to plan the integration of NBC and the Bank with the businesses of EQBK and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its affiliates be entitled to control NBC or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of NBC and the Bank in the ordinary course of business, NBC’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from NBC’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as NBC and the Bank shall request to permit NBC and the Bank to comply with their obligations under this Section 5.20.

(b) Following receipt of all necessary regulatory approvals required for the consummation of the transaction contemplated by this Agreement, each of NBC and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 and the other requirements of the SOA with respect to NBC and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA.

Section 5.21 Execution of Releases. NBC shall use its commercially reasonable efforts to cause the persons set forth on NBC Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.22 No Solicitation. Subject to the provisions of this Section 5.22, NBC will not, and will cause its Subsidiaries not to, and will cause NBC’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (a) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (b) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (d) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal. NBC shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. NBC will promptly (and in any event within 48 hours) notify EQBK of the receipt by NBC of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. NBC will keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01 Commercially Reasonable Efforts. EQBK shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings.

(a) EQBK, at its own expense, with the cooperation of NBC, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Integrated Mergers and the Bank Merger by the applicable Regulatory Agencies.

(b) EQBK shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Stock for the Stock Consideration.

(c) EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(d) EQBK shall keep NBC reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.03 Untrue Representations. EQBK shall promptly notify NBC in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to NBC or any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04 Litigation and Claims. EQBK shall promptly notify NBC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05 Material Adverse Changes. EQBK shall promptly notify NBC in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06 Consents and Approvals. EQBK will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on EQBK Confidential Schedule 2.03(g).

Section 6.07 Employee Matters.

(a) At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of NBC or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of NBC or any of its Subsidiaries (each a “Continuing Employee”). EQBK shall consult with the Chief Executive Officer of NBC with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with NBC or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of NBC or any of its Subsidiaries.

(b) Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on EQBK Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule.

(c) If Continuing Employees become eligible to participate in a medical, dental or health plan of EQBK upon termination of any such analogous plan of NBC or the Bank, EQBK shall use commercially reasonable efforts to cause each such plan of EQBK to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of EQBK, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of NBC or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, NBC, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NBC or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.20, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of NBC or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08 Board Seat. At or promptly following the Effective Time, EQBK shall increase by one (1), and shall cause Equity Bank to increase by one (1), the number of directors constituting the EQBK Board and the Equity Bank board of directors and appoint C. Kendric Fergeson, or such other current member of the NBC Board as mutually agreed by EQBK and NBC, to the EQBK Board and the Equity Bank board of directors, who shall be subject to EQBK’s standard director qualification procedure.

Section 6.09 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.09, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.10 Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from NBC to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of NBC, who enter into a non-disclosure agreement with EQBK in a form acceptable to EQBK, reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that NBC may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish NBC with such additional financial and operating data and other information as to the business and properties of EQBK as NBC shall, from time to time, reasonably request. NBC shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.11 NYSE Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to affect said listing.

Section 6.12 Disclosure Schedules. At least ten (10) days prior to the Closing, EQBK agrees to provide NBC with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.13 No Control of NBC’s Business. Nothing contained in this Agreement gives EQBK or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of NBC or the Bank prior to the Effective Time. Prior to the Effective Time, (a) each of NBC and EQBK shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) NBC shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) NBC shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.14 [Reserved].

Section 6.15 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Integrated Mergers, EQBK and Equity Bank shall, from and after the Effective Time, succeed to NBC’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of NBC and the Bank, respectively, as provided in their certificates of incorporation, bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). Each of EQBK and Equity Bank hereby guaranties NBC’s and the Bank’s indemnification obligations.

(b) Except to the extent prohibited by applicable Law, following the Effective Time and for a period of five (5) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from NBC, under the Existing Indemnification Obligation.

(c) Prior to Closing, EQBK shall obtain, at the expense of EQBK, for a period of not less than five (5) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time, under NBC’s and the Bank’s current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each Person, including, without limitation, NBC, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by NBC or its Subsidiaries.

(d) If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.15.

(e) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of NBC or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(f) Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any claim, shall promptly notify EQBK in writing thereof. In the event of any such claim for indemnification (whether arising before or after the Effective Time), (i) EQBK shall have the right to assume the defense thereof and EQBK shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if EQBK elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between EQBK and the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and EQBK shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties in accordance with its historical business practices; provided that EQBK shall be obligated pursuant to this Section 6.15(f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) EQBK shall not be liable for any settlement effected without its prior written consent; provided that EQBK shall not have any obligation hereunder to any Indemnified Party and such Indemnified Party shall reimburse EQBK for any fees and expenses of such Indemnified Party’s counsel that were paid by EQBK, when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

Section 6.16 Tax Matters. EQBK shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NBC

The obligations of NBC under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by NBC:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Sections 4.01, 4.02, and 4.03 (other than inaccuracies that are de minimis in amount and effect) and Section 4.11 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to NBC in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02 Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK under this Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approval. The NBC Shareholder Approval shall have been obtained and not withdrawn, revoked, or modified.

Section 7.04 Government and Other Approvals. NBC and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on EQBK Confidential Schedule 2.03(g) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject NBC, the Bank or any officer, director, shareholder or employee of NBC or the Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. NBC shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to NBC.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since December 31, 2024.

Section 7.08 Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.15(c).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the NBC set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by NBC in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02 Performance of Obligations. NBC has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by NBC under this Agreement on or prior to the Closing Date.

Section 8.03 Shareholder Approval. The NBC Shareholder Approval shall have been obtained and not withdrawn, revoked, or modified.

Section 8.04 Government and Other Approvals. EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on NBC Confidential Schedule 2.02(i), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the

Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK, Equity Bank or any officer, director, shareholder or employee of EQBK or Equity Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. EQBK having received from each of the directors of NBC an instrument dated as of the Closing Date releasing NBC, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit F. Further, EQBK having received from each of the officers of NBC, as listed on NBC Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing NBC, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit G.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change to NBC since December 31, 2024.

Section 8.08 Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans of NBC (other than such plans EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of NBC, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 Employment Agreements. EQBK having received, from each of H.K. Hatcher and Glenn Floresca a fully executed employment agreement dated as of the Closing Date substantially in the form attached hereto as Exhibit H.

Section 8.10 Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of NBC Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the OGCA.

Section 8.11 Delivery of Closing Document. EQBK shall have received all documents required to be received from NBC on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.12 Minimum Adjusted Equity. NBC’s Adjusted Equity shall be equal to or greater than $65,000,000.

Section 8.13 DDCP and SPP. Each participant in the DDCP and the SPP shall have executed and delivered a Cancellation Agreement and Release, substantially in the forms attached hereto as Exhibit I (the “DDCP Cancellation Agreement”) and Exhibit J (the “SPP Cancellation Agreement”), prior to the Calculation Date.

Section 8.14 FIRPTA Certificate. NBC shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by NBC, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by NBC.

Section 8.15 Subchapter S Documents. EQBK shall have received from NBC documentation reasonably satisfactory to EQBK from NBC’s shareholders demonstrating each such shareholders’ eligibility to own NBC Stock in accordance with Section 1361 of the Code, and, if available, a copy of the original Form 2553 and the IRS acceptance letter for the same.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of NBC, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of EQBK and NBC;

(b) by either NBC or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by December 31, 2025; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c) by either EQBK or NBC if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

(d) by either EQBK or NBC if there has been any Material Adverse Change with respect to the other party;

(e) by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of NBC or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(e), then it must notify NBC in writing of its intent to terminate stating the reason therefor. NBC shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f) by NBC, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to NBC if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If NBC desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by EQBK, if the NBC Shareholder Consent shall not have been delivered to EQBK concurrently with the execution of this Agreement or is subsequently, withdrawn, revoked or modified, without EQBK’s prior written consent;

(h) by EQBK, if NBC or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity;

(i) by NBC, if EQBK or Equity Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or

(j) by NBC, not later than the end of the second Business Day following the Calculation Date, in the event that as of the Calculation Date, both of the following conditions are satisfied:

(i) the EQBK Closing VWAP is less than 80% of the EQBK Starting Price; and

(ii) and the quotient of (A) the EQBK Closing VWAP, divided by (B) the EQBK Starting Price, is less than the product of (X) the Index Change Ratio, multiplied by (Y) 0.80.

If NBC elects to terminate pursuant to this Section 9.01(j) and provides such written notice to EQBK, then within two (2) Business Days following EQBK’s receipt of such notice, EQBK may elect by written notice to NBC to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (i) a quotient (rounded to the nearest one-thousandth), the numerator of which is $39.72 and the denominator of which is the EQBK Closing VWAP, and (ii) a quotient (rounded to the nearest one-thousandth), the numerator of which is $39.72 and the denominator of which is the EQBK Closing VWAP, multiplied by the Index Change Ratio, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu of thereof, add an amount in cash to the Per Share Cash Amount such that each holder of NBC Stock would be entitled to receive, in respect of each share of NBC Stock, the equivalent value, based on the EQBK Closing VWAP for each share of NBC Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A), provided, that such additional cash amount will not prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code. If EQBK makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 9.01(j) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).

The calculations pursuant to this Section 9.01(j) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into EQBK Class A Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of EQBK Class A Stock outstanding after the date hereof and prior to the Calculation Date.

For the purposes of this Section 9.01(j), the following term shall have the meaning set forth below:

“Index Change Ratio” shall mean the quotient of (i) the 20-day average closing price of the NASDAQ Bank index (or, if such index is not available, a similar index that may be agreed upon by the parties hereto) over the twenty (20) trading day period beginning on the twenty-first (21st) day prior to the Calculation Date and ending on the day prior to the Calculation Date, divided by (ii) $4,159.29.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii) the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and

(iii) the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b) If EQBK is not in material breach of any covenant or obligation under this Agreement, NBC shall pay to EQBK, by wire transfer of same day funds, a termination fee equal to $5,000,000 (the “Termination Fee”), if this Agreement is terminated by EQBK pursuant to Section 9.01(g).

(c) Any payment required by Section 9.03(b) shall be paid on the date of termination.

(d) Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If NBC shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then NBC (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(e) The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 10.03 Brokerage Fees and Commissions.

(a) Except as set forth on EQBK Confidential Schedule 10.03(a), EQBK hereby represents to NBC that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement. NBC will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of EQBK and EQBK hereby agrees to indemnify and hold NBC harmless for any amounts owed to any agent, representative or broker of EQBK.

(b) Except as set forth on NBC Confidential Schedule 10.03(b), NBC hereby represents to EQBK that no agent, representative or broker has represented NBC in connection with the transactions described in this Agreement. EQBK will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of NBC or any shareholder of NBC, and NBC hereby agrees to indemnify and hold EQBK harmless for any amounts owed to any agent, representative or broker of NBC or any shareholder of NBC.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, the EQBK Confidential Schedules, the NBC Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to NBC:

C. Kendric Fergeson

Chairman and Chief Executive Officer

NBC Corp. of Oklahoma

13401 North Pennsylvania

Oklahoma City, OK 73120

Email: kenferguson@gmail.com

With a copy (which shall not constitute notice) to:

Gregg Eichner

McAfee & Taft A Professional Corporation

8th Floor, Two Leadership Square

211 N. Robinson

Oklahoma City, OK 73102

Email: gregg.eichner@mcafeetaft.com

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: brade@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.12 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 5% or more of the consolidated assets of NBC and its Subsidiaries or any equity or voting securities of NBC or its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving NBC or its Subsidiaries.

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a).

“Adjusted Cash Amount” shall have the meaning set forth in Section 1.06(b).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agreement” shall have the meaning set forth in the preamble.

“AI Questionnaire” shall have the meaning set forth in Section 1.05(h).

“Bank” shall have the meaning set forth in the Recitals.

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.13.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(c).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(d).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8,2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Certificate” shall have the meaning set forth in Section 1.07(c).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Commencement Date” shall have the meaning set forth in Section 3.12(n).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, effective as of December 23, 2024, by and between NBC and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(f).

“CRA” shall have the meaning set forth in Section 3.32.

“DDCP” means the NBC Corp. of Oklahoma Director Deferred Compensation Plan, effective as of October 23, 2010, as amended.

“DDCP Cancellation Agreement” shall have the meaning set forth in Section 8.13.

“DDCP Cash Out Amount” means the full amount owing by NBC to the holder of a DSU upon a “Change of Control” (as defined in the DDCP).

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shareholder” shall have the meaning set forth in Section 1.09.

“Dissenting Shares” shall have the meaning set forth in Section 1.09.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“DSU” means the units issued pursuant to the DDCP.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(b).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Closing VWAP” means the volume-weighted average price per share of EQBK Class A Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

“EQBK Confidential Schedules” shall have the meaning set forth in the first paragraph of Article IV.

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK Loan Representative(s)” means Kryzsztof Slupkowski (having an email address of kslupkowsk@equitybank.com) and Greg Kossover (having an email address of ghkossover@equitybank.com).

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“EQBK Starting Price” means $39.72.

“EQBK Stock” shall have the meaning set forth in Section 1.05(a).

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(g).

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(h).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.15(a).

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall have the meaning set forth in Section 1.06.

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.13(e).

“Index Change Ratio” shall have the meaning set forth in Section 9.01(j).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 3.12(m).

“KGCC” shall have the meaning set forth in Section 1.12.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Letter of Transmittal” shall have the meaning set forth in Section 1.07(c).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the States of Kansas or Oklahoma, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the execution and delivery of this Agreement, the announcement of the transactions contemplated by this Agreement or any litigation relating to this Agreement or the transactions contemplated hereby; provided, that with respect to clauses (i) through (vii), such party is not affected to a greater extent than other bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(i).

“NBC” shall have the meaning set forth in the preamble.

“NBC Board” shall have the meaning set forth in the Recitals.

“NBC Certificate” shall have the meaning set forth in Section 5.20.

“NBC Confidential Schedules” shall have the meaning set forth in the first paragraph of Article III.

“NBC Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“NBC Equity” shall have the meaning set forth in Section 1.06(d).

“NBC Financial Statements” shall have the meaning set forth in Section 3.05(a).

“NBC Merger Costs” shall have the meaning set forth in Section 1.06(e).

“NBC Shareholder Approval” shall have the meaning set forth in Section 5.02.

“NBC Shareholder Consent” means the irrevocable written consent of the holders of all of the shares of NBC Voting Stock, in the form attached hereto as Exhibit A, in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

“NBC Stock” shall have the meaning set forth in Section 1.05(b).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(k).

“NYSE” shall have the meaning set forth in Section 3.08.

“OGCA” shall have the meaning set forth in Section 1.01.

“Operations Adjusted Amount” shall have the meaning set forth in Section 1.06(b).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties or Liens for Taxes being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by NBC or any of its Subsidiaries, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Amount” shall have the meaning set forth in Section 1.06(j).

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Property” or “Properties” shall include all real property currently owned or leased by NBC, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of NBC.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“PSU” means the units issued under the SPP.

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Rights Agreement” shall have the meaning set forth in Section 2.02(m).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the Oklahoma State Banking Department, (vi) the SEC, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“Salary Continuation Agreements” means those Salary Continuation Agreements, as amended, between the Bank and certain employees of the Bank.

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.12.

“Second Effective Time” shall have the meaning set forth in Section 1.12.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“SOA” shall have the meaning set forth in Section 4.04(d).

“SPP” means the NBC Corp. of Oklahoma Stock Performance Plan, effective as of December 31, 2009, as amended.

“SPP Cancellation Agreement” shall have the meaning set forth in Section 8.13.

“SPP Cash Out Amount” means the full amount owing by NBC to the holder of a PSU upon a “Change of Control” (as defined in the SPP).

“Stock Consideration” shall mean that portion of the Merger Consideration consisting of shares of EQBK Class A Stock.

“Straddle Period” shall have the meaning set forth in Section 5.18(b).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.13(c).

“Tax” or “Taxes” means (i) all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, escheat, abandoned or unclaimed property, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, notice, election, form, claim for refund, or information return or statement relating to Taxes required to be filed with an Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof (in each case, whether written, electronic or in other form).

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Voting Agreement” shall have the meaning set forth in the recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.14 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.15 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.16 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.17 Public Disclosure. Neither EQBK nor NBC, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned, or delayed); provided, however, that (i) EQBK and NBC are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that is bound by a confidentiality agreement.

Section 10.18 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.19 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.20 No Third Party Beneficiaries. Except as provided in Sections 6.07(b) and 6.15(e), nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

RED RIVER MERGER SUB, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

NBC CORP. OF OKLAHOMA

By:	/s/ Ken Fergeson
Name: Ken Fergeson
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]